Exhibit 10.1

UNITED STATES OF AMERICA

DEPARTMENT OF THE TREASURY

COMPTROLLER OF THE CURRENCY

In the Matter of:	)
North American Savings Bank, FSB,	)	AA-EC-12-52
Grandview, Missouri	)

CONSENT ORDER

WHEREAS, the Comptroller of the Currency of the United States of America (“Comptroller”), through his National Bank Examiner, has supervisory authority over North American Savings Bank, FSB, Grandview, Missouri (“Bank”);

WHEREAS, the Bank, by and through its duly elected and acting Board of Directors, has executed a “Stipulation and Consent to the Issuance of a Consent Order,” dated May 22, 2012, that is accepted by the Comptroller. By this Stipulation and Consent, which is incorporated by reference, the Bank has consented to the issuance of this Consent Order by the Comptroller;

NOW, THEREFORE, pursuant to the authority vested in him by the Federal Deposit Insurance Act, as amended, 12 U.S.C. § 1818, the Comptroller hereby orders that:

ARTICLE I

COMPLIANCE COMMITTEE

(1) By no later than May 31, 2012, the Board shall appoint a Compliance Committee consisting of at least three (3) directors, of which a majority shall not consist of employees or controlling shareholders of the Bank or any of its affiliates (as the term “affiliate is defined in 12 U.S.C. § 371c(b)(1)), or family members of any such person. Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted to the Director for Special Supervision (“Director”) for a prior written determination of no supervisory objection. The Compliance Committee shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Order.

(2) The Compliance Committee shall meet at least monthly.

(3) Within fifteen (15) days of every calendar quarter end the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a)	a description of the actions needed to achieve full compliance with each Article of this Order, Bank personnel responsible for implementing the corrective actions, and the time frames for completion;

(b)	actions taken to comply with each Article of this Order; and

(c)	the results and status of those actions.

(4) The Board shall forward a copy of the Compliance Committee’s report, with any additional comments by the Board, to the Director by no later than thirty (30) days following the end of each calendar quarter.

(5) All reports or plans that the Bank or Board has agreed to submit to the Director pursuant to this Order shall be forwarded to:

Director for Special Supervision	With a copy to:
Office of the Comptroller of the Currency	Assistant Deputy Comptroller
250 E Street S.W.	Kansas City Field Office
Mail Stop 2-7	7101 College Boulevard, Suite 1600
Washington, DC 20219	Overland Park, KS 66210-2077

(6) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the policies, procedures, and programs required by this Order.

ARTICLE II

STRATEGIC PLAN

(1) By no later than August 31, 2012, the Board shall forward to the Director for his review and determination of no supervisory objection pursuant to paragraph (4) of this Article, a written Strategic Plan for the Bank that is acceptable to the Director, covering at least a three (3) year period. The Strategic Plan shall establish objectives for the Bank’s overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, reduction in the volume of nonperforming assets, product line development, and market segments that the Bank intends to promote or develop, together with strategies to achieve those objectives, and shall, at a minimum, include:

(a)	a mission statement that forms the framework for the establishment of strategic goals and objectives;

(b)	the strategic goals and objectives to be accomplished over the short and long term;

(c)	a description of the Bank’s targeted market(s) and an assessment of the current and projected risks and competitive factors in its identified target market(s);

(d)	a projection of the Bank’s capital needs, to include viable primary and alternative sources of capital and restrictions on dividends;

(e)	specific actions to improve Bank earnings and accomplish the identified strategic goals and objectives;

(f)	identification of Bank personnel to be responsible and accountable for achieving each goal and objective of the Strategic Plan, including specific timeframes;

(g)	a financial forecast, to include quarterly projections for major balance sheet and income statement accounts, targeted financial ratios, and growth projections over the period covered by the Strategic Plan;

(h)	a description of the assumptions used to determine financial projections and growth targets;

(i)	an identification and risk assessment of the Bank’s present and planned future product lines (assets and liabilities) and services that will be used to accomplish the strategic goals and objectives established in the Strategic Plan, with the requirement that the risk assessment of new product lines or services must be completed prior to the offering of such product lines or services;

(j)	a description of control systems to mitigate risks associated with planned new products, services, growth, or any proposed changes in the Bank’s markets;

(k)	an evaluation of the Bank’s internal operations, staffing requirements, and policies and procedures for their adequacy and contribution to the accomplishment of the goals and objectives established in the Strategic Plan;

(l)	assigned responsibilities and accountability for the strategic planning process, new products, growth goals, and proposed changes in the Bank’s operating environment; and

(m)	a description of systems to monitor the Bank’s progress in meeting the Strategic Plan’s goals and objectives.

(2) At least monthly, the Board shall review financial reports and earnings analyses prepared by the Bank that evaluate the Bank’s performance against the goals and objectives established in the Strategic Plan, as well as the Bank’s written explanation of significant differences between actual and projected balance sheet, income statement, and expense accounts, including descriptions of extraordinary and/or nonrecurring items.

(3) At least quarterly, the Board shall prepare a written evaluation of the Bank’s performance against the Strategic Plan, based on the Bank’s monthly reports, analyses, and written explanations of any differences between actual performance and the Bank’s strategic goals and objectives, and shall include a description of the actions the Board will require the Bank to take to address any shortcomings, which shall be documented in the Board meeting minutes. Within thirty (30) days following the end of each calendar quarter, the Board shall submit a copy of the evaluation to the Director.

(4) Prior to adoption by the Board, a copy of the Strategic Plan, and any subsequent amendments or revisions, shall be forwarded to the Director for a prior written determination of no supervisory objection. Upon receiving a written determination of no supervisory objection from the Director, the Board shall adopt and the Bank shall immediately implement and thereafter adhere to the Strategic Plan.

(5) The Bank shall not initiate any action that deviates significantly from the Board-approved Strategic Plan, including subsequent amendments or revisions, without first receiving a written determination of no supervisory objection from the Director. The Board shall give the Director advance, written notice of its intent to deviate significantly from the Strategic Plan, along with an assessment of the impact of such change on the Bank’s condition, including a profitability analysis and an evaluation of the adequacy of the Bank’s organizational structure, staffing, management information systems, internal controls, and written policies and procedures to identify, measure, monitor, and control the risks associated with the change in the Strategic Plan.

(6) Until the Board submits a Strategic Plan that receives a written determination of no supervisory objection from the Director, the Bank shall not significantly deviate from the products, services, funding sources, structure, or operations that currently exist without first obtaining the Director’s prior written determination of no supervisory objection for the significant deviation from current operations.

(7) For the purposes of this Article, changes that may constitute a significant deviation from the Strategic Plan include, but are not limited to, a change in the Bank’s products and services, marketing strategies, marketing partners, asset growth, underwriting practices and standards, credit administration, account management, collection strategies or operations, fee structure or pricing, accounting processes and practices, or funding strategy, any of which, alone or in aggregate, may have a material impact on the Bank’s operations or financial performance, or any other changes in personnel, operations, or external factors that may have a material impact on the Bank’s operations or financial performance.

(8) The Board shall ensure that the Strategic Plan is updated annually, no later than January 31 each year, or more frequently if directed by the Director, to cover the next three (3) year period. The Bank shall submit the updated annual financial projections included in the Strategic Plan to the Director within ten (10) days of completion. If there is no significant deviation to the Strategic Plan in the annual update other than the updated financial projections, the Bank shall so certify to the Director within ten (10) days of the Board’s review and update. If the Bank proposes a significant deviation to the Strategic Plan in the annual update, or upon direction of the Director, the Bank shall submit an Amended Strategic Plan to the Director for prior written determination of no supervisory objection and shall not implement any proposed significant deviation until it has received a written determination of no supervisory objection from the Director.

ARTICLE III

CAPITAL MAINTENANCE AND PLAN

(1) The Bank shall maintain at all times, the following minimum capital ratios (as defined in 12 C.F.R. Part 167):

(a)	Tier 1 leverage capital equal to or greater than ten percent (10%) of adjusted total assets; and

(b)	Total risk-based capital equal to or greater than thirteen percent (13%) of risk-weighted assets.

(2) The requirement in this Order to meet and maintain a specific capital level means that the Bank may not be deemed to be “well capitalized” for purposes of 12 U.S.C. § 1831o and 12 C.F.R. Part 165, pursuant to 12 C.F.R. § 165.4(b)(1)(iv).

(3) Effective immediately, the Bank shall only declare dividends or make any other capital distributions:

(a)	when the Bank is in compliance with its Capital Plan, and the Bank would remain in compliance with its Capital Plan immediately following the payment of any dividend;

(b)	when the Bank is in compliance with 12 C.F.R. Part 163, Subpart E;

(c)	when the Bank is in compliance with the minimum capital ratios set forth in paragraph (1) of this Article; and

(d)	following the prior written determination of no supervisory objection to the Bank’s proposed dividend or capital distribution by the Director.

(4) By no later than August 31, 2012, the Board shall develop and forward to the Director for his review and determination of no supervisory objection, pursuant to paragraph (5) of this Article, a written Capital Plan for the Bank, consistent with the Strategic Plan pursuant to Article II, covering at least a three (3) year period. The Capital Plan shall include at a minimum:

(a)	specific plans for the maintenance of adequate capital at levels commensurate with the Bank’s risk profile, business model, and operations, but in no event less than the requirements of paragraph (1) of this Article;

(b)	quarterly projections for growth, earnings, and capital requirements based upon a detailed analysis of the Bank’s assets, liabilities, earnings (including specific actions to improve earnings), fixed assets, and off-balance sheet activities;

(c)	quarterly projections of the sources and timing of additional capital to meet the Bank’s current and future needs, as set forth in the Strategic Plan;

(d)	identification of the primary and secondary source(s) from which the Bank will strengthen and maintain an appropriate capital structure to meet the Bank’s needs and the timeframes required to access these sources, as set forth in the Strategic Plan;

(e)	specific plans detailing how the Bank will comply with restrictions or requirements set forth in this Order and with 12 U.S.C. § 1831o, including the restrictions against brokered deposits in 12 C.F.R. § 337.6;

(f)	contingency plans that identify alternative methods to strengthen capital should the primary source(s) under subparagraph (d) of this Article not be available; and

(g)	specific triggers which shall prompt Board and management actions, including the injection of additional capital into the Bank.

(5) Prior to the adoption by the Board, a copy of the Bank’s Capital Plan shall be submitted to the Director for a prior written determination of no supervisory objection. The Board shall review and update the Bank’s Capital Plan at least annually and more frequently if necessary or if required by the Director in writing. Revisions to the Bank’s Capital Plan shall be submitted to the Director for a prior written determination of no supervisory objection. At the next Board meeting following receipt of the Director’s written determination of no supervisory objection, the Board shall adopt the Capital Plan. The Bank, subject to Board review and ongoing monitoring, shall implement and thereafter ensure adherence to the Capital Plan and any amendments or revisions thereto.

(6) If the Bank fails to maintain the capital ratios required by paragraph (1) of this Article, violates paragraph (5) of this Article, or fails to implement a Capital Plan to which the Director has provided a written determination of no supervisory objection, then the Bank may, in the Director’s sole discretion, be deemed to be undercapitalized for the purposes of this Order. In that event, the Bank shall take such corrective measures as the OCC may direct in writing from among the provisions applicable to undercapitalized institutions under 12 U.S.C. § 1831o(e) and 12 C.F.R. Part 165. For the purposes of this requirement, an action “necessary to carry out the purpose of this section” under 12 U.S.C. § 1831o(e)(5) shall include restoration of the Bank’s capital to the minimum ratios required by this Order, and any other action deemed advisable by the OCC to address the Bank’s capital deficiency or the safety and soundness of its operations.

ARTICLE IV

CREDIT UNDERWRITING AND ADMINISTRATION

(1) Effective immediately, the Bank may not grant, extend, renew, alter, or restructure any loan or other extension of credit, or any loan or extension of credit that is part of a lending relationship, equal to or exceeding one million dollars ($1,000,000), without:

(a)	documenting the specific reason or purpose for the extension of credit;

(b)	identifying the expected source of repayment in writing;

(c)	structuring the repayment terms to coincide with the expected source of repayment;

(d)	obtaining and analyzing current and satisfactory credit information, including performing and documenting analysis of credit information and a global cash flow analysis for all borrowers and guarantors, including all direct and indirect obligations, contingent liabilities, liquidity, and personal expenses, such that the Bank may determine borrower and guarantor repayment capacity;

(e)	assessing whether collateral margins are adequate, in particular, for loans secured by real estate, including obtaining and reviewing timely appraisals and evaluations in compliance with all applicable laws, regulations, and guidance;

(f)	making and documenting the determinations made regarding the customer’s ability to repay the credit on the proposed repayment terms;

(g)	providing an accurate risk assessment grade and determining proper accrual status for each credit;

(h)	documenting, with adequate supporting material, the value of collateral, and properly perfecting the Bank’s lien on it, where applicable;

(i)	performing individual loan stress testing sufficient to properly determine pricing, risk rating, and any other relevant credit risk controls; and

(j)	obtaining the written approval of the Board.

(2) The Board shall undertake the necessary steps to ensure that the Bank maintains current and satisfactory credit and proper collateral information on all loans. Within thirty (30) days of notification, the Board shall undertake the necessary steps to ensure that the Bank obtains any missing credit or collateral information described in a Report of Examination (“ROE”), by any internal or external loan review, or in any list provided to management by OCC Examiners during any examination.

(3) By no later than June 30, 2012, the Board shall modify, implement, and thereafter ensure Bank adherence to its loan policy by establishing underwriting standards by loan type, particularly for various types of commercial lending, that include the requirements of paragraph (1) of this Article and, at a minimum:

(a)	maximum loan amount and maturity by type of loan;

(b)	minimum standards for borrower cash equity in the project/asset, as well as ongoing maintenance of equity levels;

(c)	minimum standards for borrower net worth, property cash flow, project and global debt service coverage, and guarantor support;

(d)	minimum standards for the acceptability of, and limits on, soft costs and/or interest reserve financing for commercial real estate and construction projects;

(e)	maximum amortization periods and minimum principal curtailment requirements for commercial real estate and construction projects that are not meeting original projections;

(f)	a description of the types of credit information required from borrowers and guarantors, including (but not limited to) annual audited statements, interim financial statements, personal financial statements, and tax returns with supporting schedules;

(g)	procedures that require any extension of credit (new, maturity extension, or renewal) is made only after obtaining and validating current credit information about the borrower and any guarantor sufficient to fully assess and analyze the borrower’s and guarantor’s cash flow, debt service requirements, contingent liabilities, and global liquidity condition, and only after the credit officer or other responsible employee prepares a documented credit analysis;

(h)	procedures that require any extension of credit (new, maturity extension, or renewal) is made only after obtaining and documenting the current valuation of any supporting collateral, perfecting and verifying the Bank’s lien position, and establishing reasonable limits on credit advances against collateral, based on a consideration of (but not limited to) a realistic assessment of the value of collateral, the ratio of loan to value, and overall debt service requirements;

(i)	procedures to ensure that loans made for the purpose of constructing or developing real estate include (but are not limited to) requirements to:

(i)	obtain and evaluate detailed project plans, detailed project budget, time frames for project completion, detailed market analysis, and sales projections, including projected absorption rates;

(ii)	conduct stress testing of significant project and lending variables; and

(iii)	obtain current documentation and perform a detailed analysis of the financial condition of borrowers and significant guarantors;

(j)	a requirement that borrowers and/or guarantors maintain any collateral margins established in the credit approval process;

(k)	procedures that prohibit the capitalization of accrued interest on any loan renewal or extension;

(l)	procedures that prohibit, on any loan renewal, extension, or modification, the establishment of a new interest reserve using the proceeds of any Bank loan to the same borrower or guarantor;

(m)	procedures to ensure that all exceptions to the credit policy shall be clearly documented on the loan offering sheet, problem loan report, and other MIS; and approved by the Board or a committee thereof before the loan is funded or renewed;

(n)	credit risk rating definitions consistent with applicable regulatory guidance;

(o)	procedures for early problem loan identification, to ensure that credits are accurately risk rated at least quarterly;

(p)	procedures governing the identification and accounting for nonaccrual loans that are consistent with the requirements contained in the Call Report Instructions; and

(q)	prudent lending and approval limits for lending officers that are commensurate with their experience and qualifications, and that prohibit combining individual lending officers’ lending authority to increase limits.

(4) By no later than August 31, 2012, the Board shall develop, implement, and thereafter ensure Bank adherence to a program which shall ensure that on at least an annual basis, and more frequently should circumstances so require, loan officers or other responsible employees complete written reviews of each lending relationship equal to or exceeding one million dollars ($1,000,000). Such reviews shall be based on current financial information and shall include, at a minimum, the requirements of paragraphs (1)(a) and (c)-(i) of this Article.

(5) By no later than August 31, 2012, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program by which the Bank shall identify, track, report, and reduce credit, collateral, and policy exceptions. Such program shall include, at a minimum:

(a)	defining characteristics of credit, collateral, and policy exceptions, and Board-established tolerances for exceptions, by type, as a percentage of total loans;

(b)	developing policies and procedures for reducing exceptions to levels within the Board-established limits; and

(c)	revising the Bank’s Loan Policy, to include, at a minimum:

(i)	standards for when credit, collateral, or policy exceptions are appropriate;

(ii)	a statement of the Board’s tolerances for credit, collateral, and policy exceptions, as a percentage of total loans, along with the identification of factors that can mitigate exceptions; and

(iii)	a description of how the level of exceptions shall be tracked and reported to the Board.

(6) By no later than August 31, 2012, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program to perform ongoing monitoring of commercial real estate loans secured by investment properties. The program shall include receipt and review of, at a minimum:

(a)	current, complete, and accurate income information;

(b)	current, complete, and accurate rent rolls; and

(c)	current and complete lease agreements and information, as needed.

(7) By no later than August 31, 2012, the Board shall ensure that a program is in place to hold loan officers or other responsible staff accountable (to include, at a minimum, consideration in periodic performance reviews and compensation) for adherence to policies and procedures adopted pursuant to this Article.

ARTICLE V

CREDIT RISK RATINGS AND PROBLEM ASSET ACCOUNTING

(1) Effective immediately, the Board shall take the necessary steps to ensure that the risk associated with the Bank’s loans is properly reflected and accounted for on the Bank’s books and records. These steps shall include, at a minimum, a requirement for loan officers or other responsible staff to review quarterly all credit relationships that equal or exceed one million dollars ($1,000,000) to ensure that:

(a)	the Bank’s loans and other assets are accurately and timely risk rated or charged off using a loan grading system that is based upon current facts and existing repayment terms, and that is consistent with regulatory definitions set forth in 12 C.F.R. § 160.160 and the “Rating Credit Risk” booklet of the Comptroller’s Handbook;

(b)	the Bank’s loans and other assets are timely placed on nonaccrual in accordance with the Call Report Instructions and the “Rating Credit Risk” booklet of the Comptroller’s Handbook;

(c)	the Bank’s loans and other assets are timely designated as Troubled Debt Restructurings in accordance with the Call Report Instructions and consistent with Accounting Standards Codification (“ASC”) 310-40 (formerly known as FASB Statement of Financial Accounting Standards No. 15) and Accounting Standards Update 2011-2; and

(d)	the Bank’s loans and other assets are timely designated as impaired, impairment is timely measured, and documentation of impairment tests is maintained, consistent with ASC 310-10 (formerly known as FASB Statement of Financial Accounting Standards No. 114).

(2) Effectively immediately, the Board shall direct management to review all Troubled Debt Restructurings and all loans with Special Valuation Allowances that are on accrual to ensure accrual remains appropriate. The review shall include documentation and support for accrual treatment to be maintained in each credit file. The Board shall obtain written confirmation from its external audit firm that continued accrual treatment conforms to generally accepted accounting principles (“GAAP”).

(3) By no later than August 31, 2012, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program designed to ensure that the Bank complies with paragraph (1) of this Article that contains, at a minimum:

(a)	engagement of a qualified and independent consultant, subject to prior written determination of non supervisory objection by the Director, to provide immediate and ongoing training for management and lending staff with respect to the application of paragraphs (1)(a) through (d) of this Article;

(b)	a formal written analysis of the Internal Asset Review (“IAR”) structure and staff to determine appropriate staffing levels and required knowledge and qualifications to effectively manage credit risk; and

(c)	procedures to ensure that loan officers, IAR staff, and management are held accountable for failing to apply paragraphs (1)(a) through (d) of this Article, including but not limited to, consideration of these failures in loan officer, staff, and management periodic performance reviews and compensation.

ARTICLE VI

CONCENTRATION RISK MANAGEMENT

(1) By no later than July 31, 2012, the Board shall develop, implement, and thereafter ensure Bank adherence to a written concentration risk management program consistent with the Comptroller’s Handbook, “Concentrations of Credit” booklet (December 2011). The program shall include, but not be limited to, the following:

(a)	the identification and written analysis of all concentrations of credit that fully assesses inherent credit, liquidity, and interest rate risks and that includes review of reports describing changes in conditions in the Bank’s markets;

(b)	a comprehensive set of concentrations of credit limits, and sub-limits as appropriate, for the Bank’s principal lending lines of business that comports with safe and sound practices, is based upon a percentage of capital, and is stratified by type, locality, and other meaningful measures;

(c)	a review and revision of current policies, processes, and procedures to control and monitor concentrations of credit;

(d)	specific time-frames, strategies, and procedures to manage and reduce concentrations to conform with the limits established pursuant to subparagraph (b) of this paragraph;

(e)	monthly reports to the Board to include the following, as appropriate:

(i)	a summary of concentration levels by type and sub-type;

(ii)	a synopsis of the Bank’s market analysis;

(iii)	a discussion of recommended strategy when concentrations approach or exceed Board-approved limits;

(iv)	a synopsis of changes in risk levels by concentration type and sub-type, with discussion of recommended changes in credit administration procedures (for example, underwriting practices, risk rating, monitoring, or training); and

(v)	other meaningful analysis; and

(f)	procedures for periodic monitoring and re-evaluation of concentration limits set by the Board to ensure the limits established pursuant to subparagraph (b) of this paragraph remain safe and sound, responsive to changes in market conditions, and within the Board’s tolerance for risk.

(2) The Board shall forward a copy of the program required in paragraph (1) of this Article, and any concentration reports, studies, or analyses, to the Director.

ARTICLE VII

PROBLEM ASSET MANAGEMENT

(1) The Board shall take immediate and continuing action to protect its interest in those assets criticized as “special mention,” “substandard,” or “doubtful” in the most recent ROE, in any subsequent ROE, by any internal or external loan review, or in any list provided to management by OCC Examiners during any examination.

(2) By no later than June 30, 2012, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program designed to reduce the level of the Bank’s criticized assets (the “Criticized Assets Reduction Plan” or “CARP”). The CARP shall include, but not be limited to, the following:

(a)	reporting of classified asset levels by type to the Board or a designated committee thereof every month;

(b)	reporting of special mention asset levels by type to the Board or a designated committee thereof every month; and

(c)	strategies for the reduction of classified and special mention assets by asset type with target reductions by calendar quarter.

(3) The Board’s program developed in accordance with paragraph (2) of this Article shall include the development of procedures for the quarterly submission and review of all criticized credit relationships or parcels of other real estate owned (“OREO”) equal to or exceeding one million dollars ($1,000,000), including for all such assets, the preparation of Criticized Asset Reports (“CARs” or “CAR”). Each CAR shall cover an entire credit relationship and shall include, at a minimum, analysis and documentation of the following:

(a)	origination data, including date, amount, purpose of the loan, and the originating and current loan officers;

(b)	identification of the expected primary and secondary sources of repayment and an analysis of their adequacy;

(c)	the number of extensions or modifications granted for the loan, including a determination of whether the loan is considered a Troubled Debt Restructuring;

(d)	current risk rating and accrual status, with supporting comments for each;

(e)	charge-off history, as applicable;

(f)	property inspections, the appraised value of supporting collateral, and the position of the Bank’s lien on such collateral, where applicable, and all other necessary documentation to support the collateral valuation;

(g)	an analysis of current and complete credit information, including borrower and guarantor global cash flow analysis, and business cash flow analysis where loans are to be repaid from operations;

(h)	assessment and verification of borrower and guarantor liquidity, including a determination of what additional collateral the borrower or guarantor could pledge, if needed;

(i)	the proposed action to eliminate the basis of criticism, a discussion of changes since the prior CAR, if any, and the time frame for eliminating said basis of criticism, including an appropriate exit strategy which is consistent with the Bank’s CARP;

(j)	trigger dates for positive borrower actions or for loan officers or other responsible staff to reassess the strategy, enact collection plans, and make appropriate downgrades or place the loan on nonaccrual;

(k)	a determination of whether the loan should be placed on nonaccrual and/or is impaired, and the amount of any impairment, consistent with ASC 310-10 and Article V of this Order;

(l)	identification of the individual(s) responsible for managing the problem loan and completing the requirements of the CAR; and

(m)	for criticized relationships equal to or exceeding one million dollars ($1,000,000) that were made for the purpose of constructing upon or developing real estate, the CARs also shall include:

(i)	project development status, including the percentage complete and the estimated cost to complete unfinished projects;

(ii)	a comparison of construction and development costs to the budgeted amount;

(iii)	a comparison of sales activity to the original sales projections;

(iv)	amount of initial interest reserve and the amount of any subsequent additions to the reserve; and

(v)	any other significant information relating to the project.

(4) A copy of each CAR, along with any Board comments regarding the effectiveness of the effort to eliminate the weaknesses in each credit, shall be available for the inspection of the OCC within thirty (30) days after the end of each calendar quarter.

(5) Effective immediately, the Bank may not extend credit, directly or indirectly, including renewals, extensions, capitalization of accrued interest, or overdrafts to a borrower whose loans or other extensions of credit are criticized internally, in the ROE, in any subsequent ROE, in any internal or external loan review, or in any list provided to management by OCC Examiners during any examination, and whose aggregate loans or other extensions of credit equal or exceed one million dollars ($1,000,000), unless and until the Board, or a designated committee thereof, finds and documents in writing each of the following conditions is met:

(a)	the extension of additional credit is necessary to promote the best interests of the Bank;

(b)	the Bank has performed a written credit and collateral analysis as required by paragraphs (3) (f) through (h) of this Article, and if necessary, the proposed action referred to in paragraph (3)(i) of this Article is revised, as appropriate;

(c)	the Board’s formal plan to collect or strengthen the criticized asset will not be compromised by the extension of credit; and

(d)	a copy of the findings and approval of the Board or designated committee shall be maintained in the credit file of the affected borrower.

(6) By no later than August 31, 2012, the Board shall ensure that a program is in place to hold loan officers or other responsible employees accountable (with defined consequences to include, at a minimum, consideration in periodic performance reviews and compensation) for adherence to policies and procedures adopted pursuant to paragraph (3) of this Article.

ARTICLE VIII

INDEPENDENT LOAN REVIEW

(1) By no later than July 31, 2012, the Board shall establish an effective, independent, and ongoing loan review program to review, at least semi-annually, the Bank’s loan and lease portfolios to assure the timely identification and categorization of problem credits. The program shall provide for a written report to be filed with the Board promptly after each review and shall use a loan and lease risk rating system consistent with the guidelines set forth in “Rating Credit Risk” and “Allowance for Loan and Lease Losses” booklets of the Comptroller’s Handbook, and Article V of this Order. Such reports shall include, at a minimum:

(a)	the loan review scope and coverage parameters;

(b)	conclusions regarding:

(i)	overall quality of the loan and lease portfolios;

(ii)	accuracy of internal risk ratings;

(iii)	overall underwriting and credit administration practices, including adequacy of credit analyses and documentation of such; and

(iv)	completeness and effectiveness of problem loan workout plans;

(c)	the identification, type, rating, and amount of problem loans and leases;

(d)	the identification and amount of delinquent and nonaccrual loans and leases;

(e)	loans not in conformance with the Bank’s underwriting and lending policies;

(f)	credit and collateral documentation exceptions; and

(g)	the identification and status of credit-related violations of law, rule, or regulation.

(2) The Board’s program required in paragraph (1) of this Article shall include the Board’s engagement, by no later than July 31, 2012, of a qualified, independent, external firm or consultant to perform the periodic loan reviews. Prior to engaging, appointing, employing, or contracting with any firm or individual as a loan review consultant, the Board shall submit the name and qualifications of the proposed firm or individual, and the proposed scope and terms of the engagement, to the Director for a prior written determination of no supervisory objection. Upon receiving a prior written determination of no supervisory objection from the Director, the Board shall immediately engage the loan review consultant pursuant to the proposed terms of the engagement. Any changes in the loan consultant or scope of loan reviews require a prior written determination of no supervisory objection from the Director.

(3) The Board or a designated committee thereof shall review the independent loan review reports and ensure that immediate, adequate, and continuing remedial action, if appropriate, is taken upon all findings noted in the reports.

(4) A copy of the reports submitted to the Board, as well as documentation of the action taken by the Bank to collect or strengthen assets identified as problem credits, shall be maintained in the books and records of the Bank.

ARTICLE IX

ALLOWANCE FOR LOAN AND LEASE LOSSES

(1) By no later than June 30, 2012, the Board shall ensure the Bank has appropriate written policies and procedures for maintaining an adequate Allowance for Loan and Lease Losses (“Allowance”) in accordance with generally accepted accounting principles (“GAAP”).

The Allowance policies and procedures shall be consistent with 12 C.F.R. § 160.160 and applicable regulatory guidance, including, but not limited to, OCC Bulletin 2006-47 (Guidance and Frequently Asked Questions (FAQ’s) on the ALLL) dated December 13, 2006; and OCC Bulletin 2001-37 (Policy Statement on Allowance for Loan and Lease Losses Methodologies and Documentation for Banks and Savings Institutions: ALLL Methodologies and Documentation) dated July 20, 2001, and shall at a minimum include:

(a)	procedures for determining whether a loan is impaired and measuring the amount of impairment, consistent with ASC 310-10;

(b)	procedures for segmenting the loan portfolio and estimating loss on groups of loans, consistent with ASC 310-10 and 450-20 (formerly known as FASB Statement of Financial Accounting Standards No. 5, Accounting for Contingencies);

(c)	further stratification of the loan portfolio into more loan pools, consistent with ASC 450-20;

(d)	procedures to ensure that loss histories on loans include all charge offs and specific valuation allowances, including the initial write down upon repossession;

(e)	procedures for validating the Allowance methodology;

(f)	procedures to ensure that the estimation of credit losses considers relevant qualitative and environmental factors, with particular focus on the following:

(i)	trends in the Bank’s internal risk ratings, delinquent, and nonaccrual loans;

(ii)	results of the Bank’s external loan review;

(iii)	the quality of credit risk management, including trends of credit and collateral exceptions;

(iv)	concentrations of credit in the Bank;

(v)	present and prospective economic conditions; and

(vi)	experience of the Bank’s lending staff; and

(g)	procedures to ensure that all calculations and decisions affecting the Bank’s Allowance determination are supported by documentation.

(2) The Allowance program shall provide for a process for summarizing and documenting, for the Board’s review and approval, the amount to be reported in the Call Report for the Allowance. Any deficiency in the Allowance shall be remedied in the quarter it is discovered, prior to the filing of the Call Report, by additional provisions. Written documentation shall be maintained indicating the factors considered and conclusions reached by the Board in determining the adequacy of the Allowance.

ARTICLE X

LIQUIDITY MANAGEMENT

(1) By no later than July 31, 2012, the Board shall develop, implement, and thereafter ensure Bank adherence to a written liquidity program that ensures the Bank maintains liquidity at a level that is sufficient to sustain the Bank’s current operations and to withstand any anticipated or extraordinary demand against its funding base. The program shall address the requirements set forth in applicable regulations and guidance, including, but not limited to, 12 C.F.R. § 163.161(a)(2); OCC Bulletin 2010-13 (Final Interagency Policy Statement of Funding and Liquidity Risk Management), the “Liquidity” booklet of the Comptrollers Handbook, and include, at a minimum:

(a)	measures to increase and maintain sufficient on-balance sheet liquidity;

(b)	measures to reduce and ensure limited reliance upon non-core funding sources, including credit-sensitive deposits and wholesale borrowings;

(c)	the establishment of additional back-up funding sources;

(d)	policies and procedures to ensure the implementation of adequate liquidity planning tools, to include at a minimum:

(i)	a review of administrative policies and procedures to ensure they are consistent with the Board’s guidance and risk tolerances;

(ii)	specific balance sheet liquidity targets that are consistent with the tools used to measure performance; and

(iii)	reasonable risk limits to control the level of liquidity risk that incorporate forward-looking risk measurements and liability concentration limits such as limits on the amount of funds that may be sourced from any individual customer or groups of customers, or liability concentration limits by instrument;

(e)	the preparation of liquidity reports which shall be reviewed by the Board on at least a monthly basis, to include, at a minimum, the following:

(i)	a certificate of deposit maturity schedule, including separate line items for brokered deposits and uninsured deposits, depicting maturities on a weekly basis for the next two months and monthly for the following four months, which schedule shall be updated at least weekly;

(ii)	a schedule of all funding obligations, including money market accounts, unfunded loan commitments, outstanding lines of credit, and outstanding letters of credit, showing the obligations that can be drawn immediately, on a weekly basis for the next two months, and monthly for the following four months, which schedule shall be prepared and updated at least weekly;

(iii)	a listing of funding sources, prepared and updated on a weekly basis for the next two months and monthly for the following four months, including federal funds sold, unpledged assets, assets available for sale, and borrowing lines by lender, including original amount, remaining availability, type and book value of collateral pledged, terms, and maturity date, if applicable; and

(iv)	a monthly sources and uses of funds report for a minimum period of six months, updated monthly, that reflects known and projected changes in asset and liability accounts, and the assumptions used in developing the projections; and

(f)	a contingency funding plan that ensures the Bank can remain liquidity solvent through stressed environments and that includes, at a minimum:

(i)	a description of specific stress scenarios, quantified projected effects of the various stress scenarios on cash flows, and specific action plans to be enacted in the case of each scenario;

(ii)	management’s best estimate of balance sheet changes that may result from each of the stress scenarios and corresponding action plans;

(iii)	specific terms or events that alert management to potential problems and trigger enactment of the plan;

(iv)	necessary management information systems and reporting criteria for use in crises situations;

(v)	management responsibilities for enacting the plan and for taking specific actions once enacted;

(vi)	prioritization of all sources of funding for the various scenarios including asset side funding, liability side funding, and off-balance sheet funding; and

(vii)	testing of all liquidity sources at least annually.

(2) The liquidity program required by this Article, including the contingency funding plan, shall be reviewed, revised, and approved by the Board at least annually, and more frequently if necessary.

ARTICLE XI

INTEREST RATE RISK MANAGEMENT

(1) By no later than August 31, 2012, the Board shall develop, implement, and thereafter ensure Bank adherence to a written interest rate risk program that is consistent with OCC Bulletin 2010-1 (Interest Rate Risk: Interagency Advisory on Interest Rate Risk Management) dated January 6, 2010, and OCC Bulletin 2012-5 (Interest Rate Risk Management: FAQs on 2010 Interagency Advisory on Interest Rate Risk Management) dated January 12, 2012. The program shall, at a minimum:

(a)	establish prudent short-term and long-term limits on the nature and amount of interest rate risk the Board is willing to accept in relation to earnings and capital;

(b)	establish adequate management reports on which to base sound interest rate risk management decisions for both short- and long-term risks;

(c)	ensure senior management understands, documents, and periodically reviews and adjusts, as needed, assumptions used in the Bank’s interest rate risk models;

(d)	ensure adequate knowledge of staff managing and monitoring interest rate risk, which may include additional training;

(e)	establish policies and procedures to regularly test the validity of interest rate risk model assumptions and the accuracy of information inputs; and

(f)	ensure an independent validation of interest rate risk models on at least an annual basis.

ARTICLE XII

VIOLATIONS OF LAW

(1) The Board shall require and the Bank shall immediately take all necessary steps to correct each violation of law, rule, or regulation cited in any ROE, or brought to the Board’s or Bank’s attention in writing by management, regulators, auditors, loan review, or other compliance efforts. Within ninety (90) days after the violation is cited or brought to the Board’s attention, the Bank shall provide to the Board a list of any violations that have not been corrected. This list shall include an explanation of the actions taken to correct the violation, the reasons why the violation has not yet been corrected, and a plan to correct the violation by a specified date.

(2) By no later than August 31, 2012, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to:

(a)	specific procedures to prevent future violations as cited in the most recent ROE; and

(b)	general procedures addressing compliance management that incorporate internal control systems and education of employees regarding laws, rules, and regulations applicable to their areas of responsibility.

(3)	Upon adoption, the Board shall forward a copy of these policies and procedures to the Director for review.

ARTICLE XIII

ADMINISTRATIVE APPEALS AND EXTENSIONS OF TIME

(1) If the Bank requires an extension of any time frame within this Order, the Board shall submit a written request to the Director asking for relief. Any written requests submitted pursuant to this Article shall include a statement setting forth in detail the special circumstances that prevent the Bank from complying with a provision and that require an extension of a time frame within this Order.

(2) All such requests shall be accompanied by relevant supporting documentation and any other facts upon which the Bank relies. The Director’s decision concerning a request is final and not subject to further review.

ARTICLE XIV

OTHER PROVISIONS

(1) Although the Bank by this Order is required to submit certain programs and reports to the Director for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Bank and the completeness and accuracy of the Bank’s books and records.

(2) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Order shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3) Except as otherwise expressly provided herein, any time limitations imposed by this Order shall begin to run from the effective date of this Order.

(4) The provisions of this Order are effective upon issuance of this Order by the Comptroller, through his authorized representative whose signature appears below, and shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of this Order shall have been amended, suspended, waived, or terminated in writing by the Comptroller.

(5) In each instance in this Order in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:

(a)	authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Order;

(b)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Order;

(c)	follow up on any non-compliance with such actions in a timely and appropriate manner; and

(d)	take appropriate corrective measures for any failure to carry out the required action.

(6) This Order is intended to be, and shall be construed to be, a final order issued pursuant to 12 U.S.C. § 1818, and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.

(7) The terms of this Order, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements, or prior arrangements between the parties, whether oral or written.

(8) The Office of Thrift Supervision and the Bank entered into a Supervisory Agreement dated April 30, 2010 (“Supervisory Agreement”). This Order replaces the Supervisory Agreement in its entirety, and therefore, the Supervisory Agreement is hereby terminated.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

/s/ Michael R. Brickman	May 22, 2012
Michael R. Brickman Director for Special Supervision	Date

UNITED STATES OF AMERICA

DEPARTMENT OF THE TREASURY

COMPTROLLER OF THE CURRENCY

In the Matter of: North American Savings Bank, FSB, Grandview, Missouri	) ) )	AA-EC-12-52

STIPULATION AND CONSENT TO THE ISSUANCE

OF A CONSENT ORDER

WHEREAS, the Comptroller of the Currency of the United States of America (“Comptroller” or “OCC”) intends to initiate cease and desist proceedings against North American Savings Bank, FSB, Grandview, Missouri (“Bank”), pursuant to 12 U.S.C. § 1818(b), through the issuance of a Notice of Charges, for unsafe or unsound banking practices, including those relating to capital planning, credit risk management, management, earnings, liquidity risk management, violations of regulations, and for the failure to comply with the Supervisory Agreement dated April 30, 2010;

WHEREAS, the Bank, in the interest of compliance and cooperation, and without admitting or denying any wrongdoing, consents to the issuance of a Consent Order, dated May 22, 2012, (“Order”) by executing this Stipulation and Consent to the Issuance of a Consent Order;

NOW THEREFORE, in consideration of the above premises, the Comptroller, through his authorized representative, and the Bank, through its duly elected and acting Board of Directors, hereby stipulate and agree to the following:

ARTICLE I

JURISDICTION

(1) The Bank is a federal savings association examined by the Comptroller pursuant to the Home Owners’ Loan Act of 1933, as amended, 12 U.S.C. § 1461 et seq.

(2) The Bank is an “insured depository institution” within the meaning of 12 U.S.C. §§ 1813(c) and 1818(b)(1).

(3) The Comptroller is “the appropriate Federal banking agency” regarding the Bank pursuant to 12 U.S.C. §§ 1813(q) and 1818(b).

ARTICLE II

AGREEMENT

(1) The Bank hereby consents and agrees to the issuance of the Order by the Comptroller.

(2) The Bank further agrees that said Order shall be deemed an “order issued with the consent of the depository institution” as defined in 12 U.S.C. § 1818(h)(2), and consents and acknowledges that said Order shall become effective upon its issuance and shall be fully enforceable by the Comptroller under the provisions of 12 U.S.C. § 1818.

(3) Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818, and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract.

(4) The Bank also expressly acknowledges that no officer or employee of the OCC has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other Federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities.

ARTICLE III

WAIVERS

(1) The Bank, by signing this Stipulation and Consent, hereby waives:

(a)	the issuance of a Notice of Charges pursuant to 12 U.S.C. § 1818(b);

(b)	any and all procedural rights available in connection with the issuance of the Order;

(c)	all rights to seek any type of administrative or judicial review of the Order;

(d)	all rights to a hearing and a final agency decision pursuant to 12 U.S.C. § 1818(i), 12 C.F.R. Part 109;

(e)	any and all rights to challenge or contest the validity of the Order; and

(f)	any and all claims for fees, costs, or expenses against the Comptroller, or any of his agents or employees, related in any way to this enforcement matter or this Order, whether arising under common law or the terms of any statute, including but not limited to the Equal Access to Justice Act, 5 U.S.C. § 504 and 28 U.S.C. § 2412.

ARTICLE IV

CLOSING PROVISIONS

(1) The provisions of this Stipulation and Consent shall not inhibit, estop, bar, or otherwise prevent the Comptroller from taking any other action affecting the Bank if, at any time, he deems it appropriate to do so to fulfill the responsibilities placed upon him by the several laws of the United States of America.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller as his representative, has hereunto set his hand on behalf of the Comptroller.

/s/ Michael R. Brickman	May 22, 2012
Michael R. Brickman	Date
Director for Special Supervision

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ Frederick V. Arbanas	May 22, 2012
Frederick V. Arbanas	Date

/s/ Barrett Brady	May 22, 2012
Barrett Brady	Date

/s/ Laura Brady	May 22, 2012
Laura Brady	Date

/s/ Keith B. Cox	May 22, 2012
Keith B. Cox	Date

/s/ David H. Hancock	May 22, 2012
David H. Hancock	Date

/s/ Linda S. Hancock	May 22, 2012
Linda S. Hancock	Date

/s/ Paul L. Thomas	May 22, 2012
Paul L. Thomas	Date

/s/ W. Russell Welsh	May 22, 2012
W. Russell Welsh	Date